Exhibit 24




CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report (Form 10-K) of American Stores Company of our report dated March 14, 1997, except for the Subsequent Events Note, as to which the date is April 8, 1997, included in the 1996 Annual Report to Shareholders of American Stores Company.

We also consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-25613; 2-94235; 33-48203; 33-48204;
33-08801; 33-32150; 33-63869 and S-3 Nos. 33-52331 and 333-22701) of our report dated March 14, 1997, except for the Subsequent Events Note, as to which the date is April 8, 1997, with respect to the consolidated financial statements incorporated by reference in the Annual Report (Form 10-K) for the year ended February 1, 1997.






                                   ERNST & YOUNG LLP

Salt Lake City, Utah
April 14, 1997